EXHIBIT 10.3
November 7, 2007
Mr. Stuart Grant
240 Summer Street
Norwell, MA 02061
RE: Amendment to Employment Letter Agreement for Stuart Grant Dated July 23, 2007.
Dear Mr. Grant:
     This letter amendment (the “Amendment”) effective as of the date above, will serve to amend the letter agreement dated July 23, 2007 (the “Agreement”) regarding the terms and conditions of your employment with BioCryst Pharmaceuticals, Inc. (the “Company”).
          1. Section 2(c) of the Agreement shall be deleted in its entirety and the following paragraphs shall be substituted in lieu thereof:
          2(c) In addition to the basic compensation set forth in (a) and (b) above, Employee shall be entitled to receive such other benefits and perquisites provided to other executive officers of BioCryst which benefits may include, without limitation, reasonable vacation (currently 4 weeks), sick leave, medical benefits, life insurance, and participation in profit sharing or retirement plans.
Notwithstanding anything to the contrary contained herein, the Company and the Employee hereby agree that in lieu of the standard executive relocation policy provisions, the Employee will maintain his current home in the Boston area and secure an apartment in the Research Triangle Park area and the Company agrees to provide the following travel perquisites for the Employee under the terms set forth below:
               (i) Coverage of temporary living expenses for a period of three months beginning on Employee’s initial start date with the Company;
               (ii) Flight expenses for coach class travel between Boston and Research Triangle Park for a period of three months beginning from Employee’s initial employment with the Company;
               (iii) Shipment of selected goods from Boston to Employee’s Research Triangle Park apartment, in such amounts as to be reasonably approved by Company;
               (iv) Flight expenses for coach class travel from Research Triangle Park to Boston on an every other week basis during the initial three-year term of Employee’s contract, or until earlier termination of the Agreement; and
               (v) Gross- up to cover taxes on the items listed above.
The parties further agree that the Company’s obligation with respect to total travel expenses set forth in (iv) above shall not exceed $20,000.00 per year, with the first-year-period beginning on July 23, 2007.
If at any time during the Employee’s employment with the Company as Chief Financial Officer, the housing market improves such that Employee is able to sell his residence in the Boston area, then upon agreement by both parties, Employee may relocate to the Research Triangle Park area and take advantage of the executive relocation policy in effect as of the date hereof; provided, however, that the total compensation paid to
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Employee under such executive relocation policy shall be reduced by the amount of total compensation already paid to Employee in travel perquisites as set forth above.
          2. All other terms and conditions of the Agreement shall remain in full force and effect.
          3. The Agreement together with this Amendment constitutes the entire agreement between the parties relating to the employment of the Employee by the Company and there are no terms relating to such employment other than those contained in the Agreement, as amended by this Amendment.
[Signature Page to Follow]
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If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.
Yours very truly,
/s/ Jon P. Stonehouse
Address:
2190 Parkway Lake Drive
Birmingham, Alabama 35244
AGREED AND ACCEPTED, as of this 7th day of November, 2007
/s/ Stuart Grant
Address:
240 Summer Street
Norwell, MA 02061